EXHIBIT 99.2

CONSENT OF DIRECTOR-NOMINEE

This Consent of Director-Nominee is delivered in connection with the registration statement on Form S-4 of Farmers & Merchants Bancorp, Inc. to be filed with the Securities Exchange Commission (as it may be amended from time to time, the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of the common stock of Farmers & Merchants Bancorp, Inc. issuable in connection with the merger of Limberlost Bancshares, Inc. with and into Farmers & Merchants Bancorp, Inc.

The undersigned consents to the references made to the undersigned in the Registration Statement and related proxy statement/prospectus as having consented to (a) serve as a director of Farmers & Merchants Bancorp, Inc. effective at or promptly after the completion of the merger contemplated by the Registration Statement and such proxy statement/prospectus and (b) the filing of this consent as an exhibit to the Registration Statement.

October 9, 2018	/s/ Andrew J. Briggs
Name: Andrew J. Briggs